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                 Heller Financial, Inc. Increases Dividend for
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                        Class A and B Common Stocks and
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           Declares Dividends for Series A, C, and D Preferred Stocks
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     (Chicago, IL, October 18, 1999) - The Board of Directors of Heller
Financial, Inc. (NYSE: HF) today increased the quarterly dividend on its two classes of common stock to $.10 per share from $.09 per share. The dividend, which represents an 11 percent increase from the prior quarter, applies to Class A Common Stock (which was issued in May, 1998 and is held publicly) and Class B Common Stock (all of which is held of record by Fuji America Holdings, Inc.), and is payable on November 15, 1999 to holders of record on November 1, 1999.
In total, approximately 97 million shares of Class A and Class B common stock are outstanding.

     The Board also declared dividends on three of the Company's preferred stocks, Cumulative Perpetual Senior Preferred Stock, Series A, Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series C, and Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series D.

     The Company declared a quarterly dividend of $0.5078125 on each share of the 5,000,000 outstanding shares of the Cumulative Perpetual Senior Preferred Stock, Series A, payable on November 15, 1999 to the holders of record thereof on November 1, 1999.

     The Company declared a quarterly dividend of $1.67175 on each share of the 1,500,000 outstanding shares of the Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series C, payable on November 15, 1999 to the holders of record thereof on November 1, 1999.

     The Company declared a quarterly dividend of $1.7375 on each share of the 1,250,000 outstanding shares of the Fixed Rate Noncumulative Perpetual Senior Preferred Stock, Series D, payable on November 15, 1999 to the holders of record thereof on November 1, 1999.

  Heller Financial, Inc., is a worldwide commercial finance company providing a broad range of financing solutions to middle-market and small business clients. With more than $14 billion in owned and managed assets, Heller offers equipment financing and leasing, sales finance programs, collateral- and cash flow-based financing, financing for healthcare companies and financing for commercial real estate. The company also offers trade finance, factoring, asset-based lending, leasing and vendor finance products and programs to clients in Europe, Asia, Australia and Latin America. Heller's common stock is listed as ``HF'' on the New York and Chicago Stock Exchanges. Heller can be found on the World Wide Web at http://www.hellerfinancial.com.

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